Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of November 18, 2006, is entered into by and between Phelps Dodge Corporation, a New York corporation (the “Company”), and Mellon Investor Services LLC as successor in interest to The Chase Manhattan Bank, as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of February 5, 1998 (the “Agreement”);
     WHEREAS, the Company wishes to amend the Agreement; and
     WHEREAS, Section 27 of the Agreement provides, among other things, that prior to the Stock Acquisition Time (as defined in the Agreement) the Company may, and the Rights Agent shall, if the Company so directs, amend any provision of the Agreement without the approval of any holders of certificates representing common shares of the Company.
     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:
     1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.
     2. Section 1(s) of the Agreement is hereby amended by adding the following at the end of the first sentence thereof immediately prior to the period:
     “or (with respect to acquisitions of Beneficial Ownership pursuant to a Permitted Event only) Freeport or Freeport Merger Sub.
     3. Section 1(jj) is hereby amended to add the following at the end thereof immediately prior to the period:
     “(other than a public announcement or communication that an Acquiring Person has become such as a result of any Permitted Event)”.

     4. Section 1 of the Agreement is hereby further amended by inserting the following defined terms after Section 1(nn):
          a. “(oo) “Freeport” shall mean Freeport-McMoRan Copper & Gold Inc., a Delaware corporation.”
          b. “(pp) “Freeport Merger Sub” shall mean Panther Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Freeport.”
          c. “(qq) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 18, 2006, as the same may be amended from time to time, by and among the Company, Freeport and Freeport Merger Sub, pursuant to which Freeport Merger Sub will be merged with and into the Company.”
          d. “(rr) “Permitted Event” shall mean the execution and delivery of the Merger Agreement, the performance of any obligation thereunder, and the consummation of any one or more of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement).”
     5. Section 3(a) of the Agreement is hereby amended to add the following at the end of the first sentence thereof immediately prior to the period:
          “; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Shares as a result of any Permitted Event shall not constitute or result in the occurrence of the Distribution Date”.
     6. Section 11(a)(ii) of the Agreement is amended to add the following at the end thereof immediately prior to the period:
     “; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Shares as a result of any Permitted Event shall not constitute or result in the occurrence of a Section 11(a)(ii) Event”.
     7. Section 13(a) of the Agreement is amended to add the following at the end thereof immediately prior to the period:
     “; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Merger (as defined in the Merger Agreement) nor any other Permitted Event shall constitute or result in the occurrence of a Section 13 Event”.

     8. Section 25 of the Agreement is amended to add the following subsection (c) to read as follow:
     “(c) Notwithstanding anything in this Agreement to the contrary, neither the Merger (as defined in the Merger Agreement) nor any other Permitted Event shall constitute an event requiring notice under this Section 25.”
     9. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.
     10. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.
     11. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     12. This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 18th day of November, 2006.

PHELPS DODGE CORPORATION
By:	/s/ Ramiro G. Peru
	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer

MELLON INVESTOR SERVICES LLC as Rights Agent
By:	/s/ Asa Drew
	Name:	Asa Drew
	Title:	Assistant Vice President

CERTIFICATE
     The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the foregoing Amendment is in compliance with the terms of Section 27 of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of November 18, 2006.

PHELPS DODGE CORPORATION
By:	/s/ Ramiro G. Peru
	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer